Exhibit 1

Letter of Corbin & Wertz, dated January 30, 2002

January 30, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of  of Form 8-K of Cyber  Merchants Exchange, Inc. for the event that occurred on January 30, 2002 and are in agreement with the statements contained therein insofar as they relate to our firm.

CORBIN & WERTZ
Irvine, California